Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
KVH Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-190541, 333-168406, 333-160230, 333-141404, 333-112341, 333-67556 and 333-08491 on Form S-8 of KVH Industries, Inc. of our report dated March 17, 2014, with respect to the consolidated balance sheet of KVH Industries, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2013, which report appears in the December 31, 2014 annual report on Form 10-K of KVH Industries, Inc.

/s/ KPMG LLP

Providence, Rhode Island
March 16, 2015